Exhibit 4.3

CERTIFICATE OF DESIGNATION OF
RIGHTS, REFERENCES AND PRIVILEGES OF
SERIES B CONVERTIBLE PREFERRED STOCK OF
AP EVENT, INC.

To Be Designated
Series B Convertible Preferred Stock

The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors (the “Board of Directors”) of AP Event, Inc., a Nevada corporation (the “Corporation”), at a meeting duly convened and held, at which a quorum was present and acting throughout:

RESOLVED, that pursuant to the authority conferred on the Board of Directors by the Corporation’s Articles of Incorporation, the issuance of a series of preferred stock, par value $0.001 per share, of the Corporation which shall consist of Twenty-Seven Thousand Twenty-Seven (27,027) shares of convertible preferred stock be, and the same hereby are, authorized; and the officers of the Corporation be, and he hereby are, authorized and directed to execute and file with the Secretary of State of the State of Nevada a Certificate of Designation of Preferred Stock of the Corporation fixing the designations, powers, preferences and rights of the shares of such series, and the qualifications, limitations or restrictions thereof (in addition to the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, set forth in the Article of Incorporation which may be applicable to the Corporation’s preferred stock), as follows:

1.            Number of Shares; Designation. A total of 27,027 shares of preferred stock, par value $0.001 per share, of the Corporation are hereby designated as Series B Convertible Preferred Stock (the “Series B Preferred Stock”).

2.            Stated Value.  The Stated Value of the Series B Preferred Stock Shall be $1.00 per share.

3.             Liquidation.

(a)         In the event of a consolidation, merger, reorganization, Change of Control (as defined below), or other business combination of the Corporation with or into any other person or persons, the sale of all or substantially all of the assets of the Corporation, liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation Event”), the holders of the Series B Preferred Stock then outstanding shall be entitled to receive out of the available assets of the Corporation, whether such assets are stated capital or surplus of any nature, an amount on such date equal to the Stated Value, as adjusted, (the “Liquidation Preference”) to be distributed pro rata in accordance with each Holder’s ownership of the Series B Preferred Stock.

(b)        The Corporation shall, no later than the date on which a Liquidation Event occurs, deliver written notice of any Liquidation Event, stating the payment date or dates when and the place or places where the amounts distributable in such circumstances shall be payable, not less than 30 days prior to any payment date stated therein, to each Holder.

4.          Conversion.

(a)         Right to Convert. Each Holder shall have the right to convert, at any time and from time to time, all or any part of the Series B Preferred Shares held by such Holder into such number of fully paid and non-assessable shares of Common Stock (the “Conversion Shares”) as is determined in accordance with the terms hereof (a “Conversion”).

(b)        Conversion Notice. In order to convert Series B Preferred Shares, a Holder shall send to the Corporation by facsimile transmission, at any time prior to 3:00 p.m., New York time, on the Business Day (as used herein, the term “Business Day” shall mean any day except a Saturday, Sunday or day on which the Federal Reserve Bank of New York, New York is closed in the ordinary course of business) on which such Holder wishes to effect such Conversion (the “Conversion Date”), a notice of conversion in substantially the form attached as Annex I hereto (a “Conversion Notice”), stating the number of Series B Preferred Shares to be converted, and a calculation of the number of shares of Common Stock issuable upon such Conversion in accordance with the rate set forth in paragraph 4(c) below. The Holder shall promptly thereafter send the Conversion Notice and the certificate or certificates being converted to the Corporation. The Corporation shall issue a new certificate for Preferred Shares to the Holder in the event that less than all of the Preferred Shares represented by a certificate are converted; provided, however, that the failure of the Corporation to deliver such new certificate shall not affect the right of the Holder to submit a further Conversion Notice with respect to such Preferred Shares and, in any such case, the Holder shall be deemed to have submitted the original of such new certificate at the time that it submits such further Conversion Notice. Except as otherwise provided herein, upon delivery of a Conversion Notice by a Holder in accordance  with the terms hereof, such Holder shall, as of the applicable Conversion Date, be deemed for all purposes to be the record owner of the Common Stock to which such Conversion Notice relates.

(c)         Conversion Rate. The Holders may, at such Holder’s option, without any further consideration, at any time, elect to convert all or any portion of the Series B Preferred Shares held by such person into sixteen (16) fully paid and nonassessable shares of Common Stock per each Series B Preferred Share converted (the “Conversion Rate”). Upon the event of a liquidation, dissolution, or winding up of the Corporation, the conversion rights of the Series B Preferred Shares shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the Holders.

(d)         Delivery of Conversion Shares. The Corporation shall, no later than the close of business on the third (3rd) Business Day following the later of the date on which the Corporation receives a Conversion Notice from a Holder, and the date on which the Corporation receives the related Preferred Shares certificate (such third Business Day, the “Delivery Date”), issue and deliver or cause to be delivered to such Holder the number of Conversion Shares determined pursuant to paragraph 4(c) above.

(e)         Adjustments. The Conversion Rate shall be subject to adjustment from time to time as follows:

(i)          In the event that the Corporation shall (A) pay a dividend or make a distribution, in shares of Common Stock, on any class of Capital Stock of the Corporation (B) split or subdivide its outstanding Common Stock into a greater number of shares, or (C) combine its outstanding Common Stock into a smaller number of shares, then in each such case the Conversion Rate in effect immediately prior thereto shall be adjusted so that the holder of each share of the Series B Preferred Shares thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock that such holder would have owned or have been entitled to receive after the occurrence of any of the events described above had such share of the Series B Preferred Shares been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this paragraph 4(e)(i) shall become effective immediately after the close of business on the record date in the case of a dividend or distribution and shall become effective immediately after the close of business on the effective date in the case of such subdivision, split or combination, as the case may be. Any shares of Common Stock issuable in payment of a dividend shall be deemed to have been issued immediately prior to the close of business on the record date for such dividend for purposes of calculating the number of outstanding shares of Common Stock under clause (ii).

(ii)        No adjustment in the Conversion Rate shall be required unless the adjustment would require an increase or decrease of at least 1% in the Conversion Rate then in effect; provided, however, that any adjustments that by reason of this paragraph 4(e)(ii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this paragraph 4(e) shall be made to the nearest cent or nearest 1/100th of a share.

(iii)        In the event that, at any time as a result of an adjustment made pursuant to paragraph 4(e)(i) above, the holder thereafter surrendered for conversion shall become entitled to receive any shares of Capital Stock of the Corporation other than shares of the Common Stock, thereafter the number of such other shares so receivable upon conversion of any share of the Series B Preferred Shares shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in paragraph 4(e)(i) above, and the other provisions of this paragraph 4(e) with respect to the Common Stock shall apply on like terms to any such other shares.

(f)          In case of any reclassification of the Common Stock (other than in a transaction to which paragraph 4(e)(i) applies), any consolidation of the Corporation with, or merger of the Corporation into, any other entity, any merger of another entity into the Corporation (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Corporation), Change of Control (as defined below), any sale or transfer of all or substantially all of the assets of the Corporation or any compulsory share exchange, pursuant to which share exchange the Common Stock is converted into other securities, cash or other property, then lawful provision shall be made as part of the terms of such transaction whereby the holder of each share of the Series B Preferred Shares then outstanding shall have the right thereafter, during the period such share shall be convertible, to convert such share only into the kind and amount of securities, cash  and other property receivable upon the reclassification, consolidation, merger, sale, transfer, Change of Control, or share exchange by a holder of the number of shares of Common Stock of the Corporation into which a share of the Series might have been converted immediately prior to the reclassification, failed to exercise rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon consummation of such transaction, subject to adjustment as provided in paragraph 4(e) above following the date of consummation of such transaction. As a condition to any such transaction, the Corporation or the person formed by the consolidation or resulting from the merger or which acquires such assets or which acquires the Corporation’s shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent document to (i) establish such right and (ii) ensure that any such transaction does not, in and of itself, effect the holders’ rights to the Liquidation Value. The certificate or articles of incorporation or other constituent document shall provide for adjustments which, for events subsequent to the effective date of the certificate or articles of incorporation or other constituent document, shall be as nearly equivalent as may be practicable to the adjustments consolidation, merger, sale, transfer or share exchange assuming that such holder of Common Stock provided for in this paragraph 4. The provisions of this paragraph 4(f) shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

(g)          If:

(i)          the Corporation shall take any action which would require an adjustment in the Conversion Rate pursuant to paragraph 4(e); or

(ii)         the Corporation shall authorize the granting to the holders of its Common Stock generally of rights, warrants or options to subscribe for or purchase any shares of any class or any other rights, warrants or options; or

(iii)        there shall be any reclassification or change of the Common Stock (other than a subdivision or combination of its outstanding Common Stock or a change in par value) or any consolidation, merger or statutory share exchange to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or the sale or transfer of all or substantially all of the assets of the Corporation; or

(iv)       there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Corporation;

then, the Corporation shall cause to be delivered to each Holder, as promptly as possible, but at least 20 days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or granting of rights, warrants or options or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights, warrants or options are to be determined, or (B) the date on which such reclassification, change, consolidation, merger, statutory share exchange, sale, transfer, dissolution, liquidation or winding-up is expected to become effective or occur, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, change, consolidation, merger, statutory share exchange, sale, transfer, dissolution, liquidation or winding-up.  Failure to give such notice or any defect therein shall not affect the legality or validity of the proceedings described in this paragraph 4(g).

(h)        The Corporation shall promptly cause a notice of an adjusted Conversion Rate to be delivered to each Holder.

(i)          In any case in which paragraph 4(e) provides that an adjustment shall become effective immediately after a record date for an event and the date fixed for such adjustment pursuant to paragraph 4(e) occurs after such record date but before the occurrence of such event, the Corporation may defer until the actual occurrence of such event issuing to the holder of any Series B Preferred Shares converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment.

(j)         Subject to paragraph 4(c) hereof, the Corporation shall at all times reserve and keep available for issuance upon the conversion of  the shares of  the Series B Preferred Stock the maximum number of each of its authorized but unissued shares of Common Stock as is reasonably anticipated to be sufficient to permit the conversion of all outstanding shares of the Series B Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock, or any other actions necessary or desirable, if at any time  there shall be insufficient authorized but  unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of the Series B Preferred Stock.

5.            Limitations on Conversion.  The Company shall not effect any conversion of the Series B Preferred Stock, and the Holder shall not have the right to convert any portion of the Series B Preferred Stock, pursuant to Section 4 or otherwise, to the extent that after giving effect to such issuance after conversion, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, nonexercised shares of Series B Preferred Stock beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties.  Except as set forth in the preceding sentence, for purposes of this Section 5, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith.   To the extent that the limitation contained in this Section 5 applies, the determination of whether the Series B Preferred Stock is convertible (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of the Series B Preferred Stock is convertible shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination.  In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.  For purposes of this Section 5, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Series B Preferred Stock, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported.  The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of the Series B Preferred Stock.  The Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 5, provided that the Beneficial Ownership Limitation in no event exceeds 9.99%.  The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 5 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

6.            Voting Rights.

(a)        Holders of the Series B Preferred Stock shall vote, on an “as converted” basis together with the Common Stock, as a single class on all matters to which shareholders of the Corporation are entitled to vote.

(b)        Whenever holders of the Series B Preferred Shares are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken and signed by the holders of the Series B Preferred Shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

(c)        Holders of the Series B Preferred Stock shall vote together as a separate class on all matters which impact the rights, value, or ranking of the Common Stock or Series B Preferred Stock, as provided herein.

(d)        So long as any shares of the Series B Preferred Shares are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of a majority of the then outstanding shares of the Series B Preferred Shares, voting as a separate class:

(i)          in any manner authorize, issue or create (by reclassification or otherwise) any new class or series of shares having rights, preferences or privileges equal or senior to or on parity the Series B Preferred Shares;

(ii)         adversely alter or change the rights, preferences, designations or privileges of the Series B Preferred Shares; or

(iii)        amend the Corporation’s Articles of Incorporation of By-laws in a manner that adversely affects the rights, preferences, designations or privileges of the holders of the Series B Preferred Shares;

(e)        Except as set forth in this Certificate of Designation, the Series B Preferred Shares shall have no other voting rights or other rights to consent to any matter to which stockholders of the Corporation may vote upon or consent to.

7.            Status of Shares. All Series B Preferred Shares that are at any time converted pursuant to paragraph 4 above, and all Series B Preferred Shares that are otherwise reacquired by the Corporation and subsequently canceled by the Board of Directors, shall be retired and shall not be subject to reissuance.

8.             Certain Definitions. As used in this Certificate, the following terms shall have the following respective meanings:

“Affiliate” of any specified person means any other person directly or indirectly controlling or controlled by or under common control with such specified person. For purposes of this definition, “control” when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities or otherwise; and the term “controlling” and “controlled” having meanings correlative to the foregoing.

“Capital Stock” of any person or entity means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in the common stock or preferred stock of such person or entity, including, without limitation, partnership and membership interests.

“Change of Control” means the existence or occurrence of any of the following: (a) the sale, conveyance or disposition of all or substantially all of the assets of the Corporation; (b) the effectuation of a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of (other than as a direct result of normal, uncoordinated trading activities in the Common Stock generally); (c) the consolidation, merger or other business combination of the Corporation with or into any other entity, immediately following which the prior stockholders of the Corporation fail to own, directly or indirectly, at least fifty percent (50%) of the voting equity of the surviving entity; (d) a transaction or series of transactions in which any person or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) acquires more than fifty percent (50%) of the voting equity of the Corporation; (e) the replacement of a majority of the Board of Directors with individuals who were not nominated or elected by at least a majority of the directors at the time of such replacement; or (f) a transaction or series of transactions that constitutes or results in a “going private transaction” (as defined in Section 13(e) of the Exchange Act and the regulations of the Commission issued thereunder).

“Holder” means any holder of Series B Preferred Shares, all of such holders being the “Holders.”

“Stated Value” of any share of Series B Preferred Stock shall mean $1.00.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed on its behalf by its undersigned Chief Executive Officer as of February __, 2017.

By:	_____________________
Name: [___________________]
Title: Chief Executive Officer

ANNEX I

CONVERSION NOTICE

The undersigned hereby elects to convert shares of Series B Preferred Stock (the “Preferred Stock”), represented by stock certificate No(s).                       , into shares of common stock (“Common Stock”) of [___________________] (the “Corporation”) according to the terms and conditions of the Certificate of Designation relating to the Preferred Stock (the “Certificate of Designation”), as of the date written below. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Certificate of Designation.

Conversion Date:

Number of Shares of Series B Preferred Stock to be Converted:

Applicable Conversion Rate:

Number of Shares of Common Stock to be Issued: Name of Holder:

Address:

Signature:
Name:
Title: